Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Seagen Inc. of our report dated February 15, 2023 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Seagen Inc.’s Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ PricewaterhouseCoopers LLP

Seattle, Washington

August 2, 2023